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                                               Filed Pursuant to Rule 424(b)(3)
                                               Registration No. 333-121263

                             APPLICABLE FINAL TERMS

      Set out below is the form of final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) which will be completed for each tranche of bonds offered and sold pursuant to this prospectus supplement/base prospectus and the U.S. Prospectus. The bonds may be issued in one or more series as we may authorize from time to time. Prospective investors should refer to the applicable prospectus supplement/base prospectus and the U.S. Prospectus for a description of the specific terms and conditions of the particular series of bonds.

                    FINAL TERMS NO. 2146 DATED 03 AUGUST 2009

                         QUEENSLAND TREASURY CORPORATION

                    ISSUE OF A$13,500,000.00 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
              UNDER THE A$20,000,000,000.00 GLOBAL A$ BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2011
 CURRENTLY TOTALING A$4,843,135,000.00 (A$1,583,343,000.00 INCLUDING BUY BACKS)

                           PART A -- CONTRACTUAL TERMS

      Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated March 14, 2000 and the base prospectus dated March 9, 2000 (together, the "Prospectus") (the "Terms and Conditions"). This document constitutes the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 12, 2008, and the US Prospectus dated December 10, 2007 which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive") (hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer, the guarantor and the offer of the bonds is only available on the basis of the combination of this document, the prospectus supplement and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing free of charge at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. The final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) will be published on the Luxembourg Stock Exchange's website.

      [Include whichever of the following apply or specify as "Not Applicable" (N/A). Note that the numbering should remain as set out below, even if "Not Applicable" is indicated for individual paragraphs or subparagraphs. Italics denote directions for completing the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).]

      [When adding any other final terms or information at, for example, item 19 of Part A or in relation to disclosure relating to the interests of natural and legal persons involved in the issue/offer in Part B consideration should be given as to whether such terms or information constitute "significant new factors" and consequently trigger the need for a supplement to the Prospectus under Article 16 of the Prospectus Directive.]

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1.    (i)     Issuer:                            Queensland Treasury Corporation

      (ii)    Guarantor:                         The Treasurer on behalf of the
                                                 Government of Queensland

2.            Benchmark line:                    2011
                                                 (to be consolidated and form a single
                                                 series with QTC 6% Global A$Bonds due
                                                 14 June 2011, ISIN US748305BC27)
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3.            Specific Currency or Currencies:   AUD ("A$")

4.    (i)     Issue price:                       103.683%

      (ii)    Dealers' fees and commissions      No fee or commission is payable in respect
              paid by Issuer:                    of the issue of the bond(s) described in
                                                 these final terms (which will constitute a
                                                 "pricing supplement" for purposes of any
                                                 offers or sales in the United States or to
                                                 U.S. persons). Instead, QTC pays fees and
                                                 commissions in accordance with the procedure
                                                 described in the QTC Offshore and Onshore Fixed
                                                 Interest Distribution Group Operational Guidelines.

5.            Specified Denominations:           A$1,000

6.    (i)     Issue Date:                        06 AUGUST 2009

      (ii)    Record Date (date on and from      6 June / 6 December. Security will be ex-interest
              which security is Ex-interest):    on and from 7 June / 7 December.

      (iii)   Interest Payment Dates:            14 June / 14 December

7.            Maturity Date:                     14 June 2011

8.            Interest Basis:                    6 per cent Fixed Rate

9.            Redemption/Payment Basis:          Redemption at par

10.           Change of Interest Basis or        Not Applicable
              Redemption/Payment Basis:

11.   (i)     Status of the Bonds:               Senior and rank pari passu with other senior,
                                                 unsecured debt obligations of QTC

      (ii)    Status of the Guarantee:           Senior and ranks pari passu with all its other
                                                 unsecured obligations

12.           Method of distribution:            Non-syndicated

PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.           Fixed Rate Note Provisions
              Applicable

      (i)     Rate(s) of Interest:               6 per cent per annum payable semi-annually
                                                 in arrears

      (ii)    Interest Payment Date(s):          14 June and 14 December in each year up to and
                                                 including the Maturity Date

      (iii)   Fixed Coupon Amount(s):            A$30 per A$1,000 in nominal amount
              (Applicable to bonds in
              definitive form)

      (iv)    Determination Date(s):             Not Applicable

      (v)     Other terms relating to the        None
              method of calculating interest
              for Fixed Rate Bonds:

PROVISIONS RELATING TO REDEMPTION
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14.           Final Redemption Amount:           A$1,000 per bond of A$1,000 Specified Denomination
                                                 (NB:  If the Final Redemption Amount is other than
                                                 100 per cent. of the nominal value the bonds will be
                                                 derivative securities for the purposes of the Prospectus
                                                 Directive and the requirements of Annex XII to the Prospectus
                                                 Directive Regulation will apply and the Issuer will prepare and publish a supplement to the Prospectus)

15.           Early Redemption Amount(s)         Not Applicable
              payable on redemption for
              taxation reasons or on event
              of default and/or the method of
              calculating the same:

GENERAL PROVISIONS APPLICABLE TO THE BONDS

16.           Form of Bonds:                     Permanent Global Note not exchangeable for Definitive Bonds

17.           Additional Financial Centre(s)     Not Applicable
              or other special provisions
              relating to Payment Dates:

18.           Talons for future Coupons or       No
              Receipts to be attached to
              Definitive Bonds (and dates on
              which such Talons mature):

19.           Other terms or special             Not Applicable
              conditions:

                                                 (When adding any other final terms consideration should
                                                 be given as to whether such terms constitute "significant
                                                 new factors" and consequently trigger the need for a
                                                 supplement to the Prospectus under Article 16 of the
                                                 Prospectus Directive)

DISTRIBUTION

20.   (i)     If syndicated, names and           Not Applicable
              addresses of Managers and
              underwriting commitments:

      (ii)    Date of Dealer Agreement:          31 JULY 2009

      (iii)   Stabilizing Manager(s) (if any):   Not Applicable

21.           If non-syndicated, name and        The Toronto Dominion Bank
              address of relevant Dealer:        Level 24
                                                 9 Castlereagh Street
                                                 Sydney NSW 2000

22.           Whether TEFRA D or TEFRA C rules   TEFRA Not Applicable
              applicable or TEFRA rules not
              applicable:

23.           Non exempt Offer                   Not Applicable
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                                                 (N.B. Consider any local regulatory requirements
                                                 necessary to be fulfilled so as to be able to make a
                                                 non-exempt offer in relevant jurisdictions. No such
                                                 offer should be made in any relevant jurisdiction until
                                                 those requirements have been met. Non-exempt offers may
                                                 only be made into jurisdictions in which the base
                                                 prospectus (and any supplement) has been
                                                 notified/passported.)

24.           Additional selling restrictions:   Not Applicable
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LISTING APPLICATION

      These final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) comprises the details required for issue and admission to trading on the Luxembourg Stock Exchange regulated market and admission to the Official List of the Luxembourg Stock Exchange of bonds described herein pursuant to the A$20,000,000,000.00 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

      The Issuer and the Guarantor accept responsibility for the information contained in these final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).

Signed on behalf of the Issuer:

By:
    ----------------------------------------
                Duly authorized

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                           PART B -- OTHER INFORMATION

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1.    LISTING AND ADMISSION TO TRADING

      (i) Listing                                Bourse de Luxembourg.
      (ii) Admission to trading:

                                                 Application has been made by the Issuer (or on its
                                                 behalf) for the bonds to be admitted to trading on the
                                                 regulated market of the Bourse de Luxembourg with effect
                                                 from the Issue Date.

                                                 (Where documenting a fungible issue need to indicate
                                                 that original securities are already admitted to
                                                 trading.)

2.    RATINGS

      Ratings:                                   The bonds to be issued have been rated:
                                                 S&P:      AA+
                                                 Moody's:  Aa1

                                                 An obligation rated `AA+' by S&P has the second highest
                                                 long term credit rating assigned by Standard & Poor's
                                                 and differs from the highest rated obligations by only a
                                                 small degree. The obligor's capacity to meet its
                                                 financial commitment on the obligation is very strong.

                                                 An obligation rated `Aa1' by Moody's has the second
                                                 highest long term credit rating assigned by Moody's.
                                                 Obligations rated `Aa1' are judged to be of high quality
                                                 and are subject to very low credit risk.

                                                 A credit rating is not a recommendation to buy, sell or
                                                 hold securities and may be revised or withdrawn by the
                                                 rating agency at any time. Each rating should be
                                                 evaluated independently of any other rating.

                                                 (The above disclosure should reflect the rating
                                                 allocated to bonds issued under the bond facility
                                                 generally or, where the issue has been specifically
                                                 rated, that rating.)
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3.    INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealers, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer. -- Amend as appropriate if there are other interests] [(When adding any other description, consideration should be given as to whether such matters described constitute "significant new factors" and consequently trigger the need for a supplement to the prospectus supplement under Article 16 of the Prospectus Directive.)]

4.    REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

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(i)   Reasons for the Offer:                     See "Use of Proceeds" section in the prospectus supplement
                                                 -- if reasons for offer different from making profit and/or hedging certain risks will need to include those reasons here.
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(ii)  Estimated net proceeds:                    Not Applicable.

                                                 (If proceeds are intended for more than one use will need to split out and present in order of priority. If proceeds
                                                 insufficient to fund all proposed uses state amount and sources of other funding.)

(iii) Estimated total expenses:                  Not Applicable.

                                                 [Expenses are required to be broken down into each principal intended "use" and presented in order of priority of such "uses".]

5.    YIELD

      Indication of yield:                       4.40%

                                                 Calculated as 7 basis points less than the yield on the equivalent
                                                 A$ Domestic Bond issued by the Issuer under its Domestic A$ Bond
                                                 Facility on the Trade Date. The yield is calculated at the Trade
                                                 Date on the basis of the Issue Price. It is not an indication of future yield.

6.    OPERATIONAL INFORMATION

(i)   ISIN Code:                                 US748305BC27

(ii)  Common Code:                               010926238

(iii) CUSIP Code:                                748305BC2

(iv)  Any clearing system(s) other than          Not Applicable
      Depositary Trust Company, Euroclear Bank
      S.A./N.V. and Clearstream Banking,
      societe anonyme and the relevant
      identification number(s):

(v)   Delivery:                                  Delivery free of payment

(vi)  Names and addresses of additional Paying   [    ]
      Agent(s) (if any):

7.    TERMS AND CONDITIONS OF THE OFFER

(i)   Offer Price;                               Not applicable

(ii)  [Conditions to which the offer is          Not applicable
      subject;]

(iii) [Description of the application            Not applicable
      process;]

(iv)  [Details of the minimum and/or maximum     Not applicable
      amount of application;]

(v)   [Description of possibility to reduce      Not applicable
      subscriptions and manner for refunding
      excess amount paid by applicants;]

(vi)  [Details of the method and time limits     Not applicable
      for paying up and delivering the bonds;]
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(vii)  [Manner in and date on which results of   Not applicable
       the offer are to be made public;]

(viii) [Procedure for exercise of any right of   Not applicable
       pre-emption, negotiability of
       subscription rights and treatment of
       subscription rights not exercised;]

(ix)   [Categories of potential investors to     Not applicable
       which the bonds are offered and whether
       tranche(s) have been reserved for
       certain countries;]

(x)    [Process for notification to applicants   Not applicable
       of the amount allotted and the
       indication whether dealing may begin
       before notification is made;]

(xi)   [Amount of any expenses and taxes         Not applicable
       specifically charged to the subscriber
       or Purchaser;]

(xii)  [Name(s) and address(es), to the extent   None
       know to the Issuer, of the placers in
       the various countries where the offer
       takes place.]
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